EXHIBIT 99.1

United-Guardian Reports Higher First Quarter Sales and Earnings

HAUPPAUGE, N.Y., May 10, 2017 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that an increase in demand for its personal care and pharmaceutical products resulted in a 23% increase in sales and a 21% increase in net income for the first quarter of 2017 compared with the same quarter last year. Sales for the period increased from $2,330,576 in the first quarter of 2016 to $2,872,722 in this year’s first quarter, and net income rose from $525,091 ($0.11 per share) to $634,435 ($0.14 per share).

Ken Globus, President of United-Guardian, stated, “As a result the resumption of shipments of one of our Lubrajel® products to China, sales of our personal care products increased by 37% in the first quarter of this year. This increase, along with a 53% increase in revenue from our pharmaceutical products (partially offset by some lower European and medical product sales), resulted in a significant increase in sales for the first quarter of 2017. The increase in pharmaceutical revenue was due to sales of our new single-dose form of Renacidin®, our most important pharmaceutical product, which was not yet available for sale in the first quarter of 2016. We are optimistic that we will be able to continue to increase sales as we bring some of our new personal care products to market.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED MARCH 31, 2017 and MARCH 31, 2016*

STATEMENTS OF INCOME (UNAUDITED)
	THREE MONTHS ENDED MARCH 31,
	2017	2016
Sales:
Gross sales	$2,872,722	$2,330,576
Sales rebates and allowances	(86,334)	(68,000)
Net Sales	2,786,388	2,262,576

Costs and expenses:
Cost of sales	1,264,096	897,725
Operating expenses	463,480	467,556
Research and development	189,729	177,566
Total costs and expenses	1,917,305	1,542,847
Income from operations	869,083	719,729

Other income:
Investment income	52,872	43,312
Income before provision for income taxes	921,955	763,041

Provision for income taxes	287,520	237,950
Net income	$634,435	$525,091

Earnings per common share (Basic and Diluted)	$0.14	$0.11

Weighted average shares – basic and diluted	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.

Contact:

Robert S. Rubinger
Public Relations
(631) 273-0900